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KAMAN CALLS FOR REDEMPTION OF REMAINING PREFERRED STOCK

BLOOMFIELD, Connecticut (January 7, 1998) - (NASDAQ:KAMNA) Kaman Corp., tomorrow, will call for the redemption of all of its remaining Series 2 Preferred Stock and thereby all outstanding Depositary Shares (NASDAQ:KAMNZ) which represent the Series 2 Preferred Stock. The redemption date is Feb. 9, 1998.

On Nov. 21, Kaman called for the redemption of one-third of its Series 2 Preferred Stock. As a result of that call, substantially all of the stock called for redemption was converted into Kaman Class A Common Stock prior to the redemption date of Dec. 23, 1997. As of Dec. 31, 1997, there were 188,456 shares of Series 2 Preferred Stock remaining outstanding and 19,933,456 shares of Kaman's Class A Common Stock outstanding.

The Depositary Shares represent interests in one-fourth of one share of Kaman Series 2 Preferred Stock and are convertible in multiples of four into shares of Class A Common Stock. The conversion right of the Depositary Shares expires at the close of business on Feb. 2, 1998.

Each four Depositary Shares are convertible into 15.92 shares of Kaman Class A Common Stock. Fractional shares will be settled by cash. Depositary Shares not converted will be redeemed at a price of $207.80 for each four Depositary Shares ($51.95 per Depositary Share) plus accrued dividends to the redemption date. Record holders of Depositary Shares will receive a redemption notice from the redemption agent, ChaseMellon Shareholder Services, L.L.C.

Kaman Corp., based here, is a diversified company providing products and services to industrial, commercial and defense markets.

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Contact:
David Long
(860) 243-6319
Email: dml-corp@kaman.com
Homepage: http://www.kaman.com
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